UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

NORTHWESTERN MUTUAL SERIES FUND, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.

[   ]      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

NORTHWESTERN MUTUAL SERIES FUND, INC.

Growth Stock Portfolio

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

December 23, 2019

To the Contract Owners:

We are pleased to notify you of changes involving the Growth Stock Portfolio (the “Portfolio”), a series of Northwestern Mutual Series Fund, Inc. (the “Series Fund”).

The Series Fund’s Board of Directors (the “Board”) has approved the hiring of T. Rowe Price Associates, Inc. (“T. Rowe Price”) to serve as sub-adviser to the Portfolio and, in conjunction with this, the Board has approved a new sub-advisory agreement (the “New Sub-Advisory Agreement”) between T. Rowe Price and Mason Street Advisors, LLC, the investment adviser to the Portfolio (“Mason Street Advisors”), on behalf of the Portfolio.

As was previously communicated to you via supplements dated September 6, 2019 and September 30, 2019 to the Series Fund’s prospectus, T. Rowe Price replaced Mellon Investments Corporation as the sub-adviser for the Portfolio effective November 14, 2019. Mason Street Advisors will continue to serve as the investment adviser to the Portfolio.

I encourage you to read the attached Information Statement, which provides information about T. Rowe Price and the New Sub-Advisory Agreement, and discusses the factors that the Board considered in approving the New Sub-Advisory Agreement. The Information Statement does not require any action by you. Its purpose is to provide you with information about the new sub-adviser for the Portfolio.

Sincerely,

KATE M. FLEMING

President

Northwestern Mutual Series Fund, Inc.

THIS PAGE LEFT INTENTIONALLY BLANK

NORTHWESTERN MUTUAL SERIES FUND, INC.

Growth Stock Portfolio

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

INFORMATION STATEMENT

December 23, 2019

The Board of Directors (“Board” or “Directors”) of the Northwestern Mutual Series Fund, Inc. (“Series Fund”) recently approved a new Investment Sub-Advisory Agreement (“New Sub-Advisory Agreement”) for the Growth Stock Portfolio (the “Portfolio”) between Mason Street Advisors, LLC, in its capacity as investment adviser to the Portfolio (the “Adviser” or “Mason Street Advisors”) and T. Rowe Price Associates, Inc. (“T. Rowe Price” or “Sub-Adviser”), effective November 14, 2019. This Information Statement explains why the Directors determined to replace Mellon Investments Corporation as the sub-adviser for the Portfolio and approve the New Sub-Advisory Agreement with T. Rowe Price on behalf of the Portfolio, as well as describes generally the terms of the New Sub-Advisory Agreement.

These changes were approved by the Board without shareholder approval, pursuant to the terms of an Exemptive Order issued by the Securities and Exchange Commission (“SEC”) to the Series Fund and the Adviser.

On or about December 23, 2019, an Important Notice of Internet Availability of Information Statement (the “Notice”) was first sent to contract owners with an allocation to the Portfolio as of November 15, 2019 (record date). This Information Statement is being provided to contract owners in lieu of a proxy statement pursuant to the terms of the Exemptive Order. As stated in the Notice, this Information Statement will be made available at www.nmseriesfund.com under the heading “Additional Documents” on or about December 23, 2019, and will remain available until May 1, 2020. A paper or e-mail copy of this Information Statement may be obtained, without charge, by calling 1-888-455-2232.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY.

BACKGROUND

Series Fund

The Series Fund is a mutual fund that offers its shares in 27 separate investment portfolios, one of which is the Portfolio. All of the outstanding shares of the Series Fund are held by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) through its separate investment accounts (either directly or indirectly through one or more underlying portfolios of the Series Fund operating as a fund of funds) used for funding its variable annuity contracts and variable life insurance policies. All or part of the net considerations or premiums and accumulated amounts under your variable annuity contract or variable life insurance policy are invested in shares of the Series Fund through NML Variable Annuity Account A, NML Variable Annuity Account B, NML Variable Annuity Account C, Northwestern Mutual Variable Life Account or Northwestern Mutual Variable Life Account II. You are receiving this Information Statement because you have directed Northwestern Mutual to allocate all or a portion of your investment to the Portfolio as of November 15, 2019.

Adviser

Mason Street Advisors serves as the investment adviser to the Portfolio pursuant to an Amended and Restated Advisory Agreement between the Series Fund and Mason Street Advisors dated April 30, 2012 (“Advisory Agreement”). The Advisory Agreement permits Mason Street Advisors to employ one or more sub-advisers for the purpose of providing investment management services for any of the Series Fund’s portfolios, including the Portfolio. Under the Advisory Agreement, Mason Street Advisors, among other things, monitors and evaluates the performance of sub-advisers to the Series Fund’s portfolios on an ongoing basis. Factors it considers are, among others: the qualifications of a sub-adviser’s investment personnel, its investment philosophy and process, and its long-term performance results. Mason Street Advisors also recommends the termination or replacement of a sub-adviser when deemed appropriate.

Board Action Pursuant to Exemptive Order

Pursuant to an Exemptive Order issued to Mason Street Advisors and the Series Fund by the SEC, Mason Street Advisors is permitted to hire, terminate or replace sub-advisers to the Series Fund’s portfolios, and to modify material terms and conditions of sub-advisory agreements relating to the portfolios, without shareholder approval, subject to certain conditions and the approval of the Board. Consistent with the terms of the Exemptive Order, at a meeting of the Board held on August 29, 2019, the Directors, including a majority of the Directors who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended) of the Series Fund or Mason Street Advisors (“Independent Directors”), appointed T. Rowe Price to serve as the sub-adviser for the Portfolio, replacing the current sub-adviser, effective November 14, 2019, and approved the New Sub-Advisory Agreement.

The Series Fund and Mason Street Advisors have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within 90 days of the date a newly hired sub-adviser begins providing services, the affected shareholders will be furnished this Information Statement, which contains information about T. Rowe Price, the New Sub-Advisory Agreement, and other information.

SUB-ADVISORY AGREEMENT

Board Decision to Terminate Mellon Investments Corporation

At a meeting of the Board held August 29, 2019, the Directors determined to replace Mellon Investments Corporation (“Mellon”) as the sub-adviser for the Series Fund’s Growth Stock Portfolio (the “Portfolio”). In determining to replace Mellon as the sub-adviser to the Portfolio, the Directors considered the underperformance of the Portfolio over a variety of periods, focusing particularly on long-term performance results, which were challenged. While acknowledging that performance had improved for the calendar year ended December 31, 2018, the Directors expressed overall dissatisfaction with year-to-date and longer-term underperformance of the Portfolio when compared with the applicable benchmark returns and peer group performance. In the context of evaluating performance, the Directors also considered the impact of recent investment personnel changes at the firm, including the change in the lead portfolio manager and the departure of several long-tenured investment analysts covering key sectors for the mandate, together with changes that had been made to the scope of responsibilities of key investment team members. The Directors also considered broader organizational changes that had been implemented at Mellon and whether they may affect investment management resources. The Directors expressed concern as to the impact of the personnel changes on the execution of the mandate’s investment process and whether performance would improve in light of the significant investment personnel changes and departures, modified roles, and other organizational changes. Based upon the foregoing considerations, which were discussed at the August 29, 2019 meeting as well as at prior Board meetings, the Directors concluded that it was appropriate to identify and hire a new sub-adviser for the Portfolio.

At the August 29, 2019 meeting, the Directors, including the Independent Directors, unanimously approved the Investment Sub-Advisory Agreement between Mason Street Advisors and T. Rowe Price relating to the Portfolio. The Board’s decision to retain T. Rowe Price as sub-adviser for the Portfolio was reached after extensive research, evaluation and review of numerous candidate firms and their respective organizational structures, investment processes and long-term performance records. The rationale for the Board’s approval, and the terms of the New Sub-Advisory Agreement, is described below. Information about T. Rowe Price is located in the “MANAGEMENT” section.

Board Consideration of Alternative Sub-Advisory Candidates and Selection of T. Rowe Price as New Sub-Adviser

In determining whether to approve the New Sub-Advisory Agreement on behalf of the Portfolio, the Directors requested and received detailed information from Mason Street Advisors and T. Rowe Price to assist them in their evaluation, including reports based upon information compiled by certain independent providers of evaluative data. The Independent Directors also received a memorandum from their counsel advising them of their responsibilities in connection with the approval of the New Sub-Advisory Agreement, and had an opportunity to review with their counsel the legal standards governing the review of the New Sub-Advisory Agreement, including how these standards should be applied to the review of information relating to the sub-adviser under the Series Fund’s manager of managers structure. In addition, during the course of their deliberations, the Independent Directors had the opportunity to meet privately without representatives of Mason Street Advisors and T. Rowe Price present, and were represented throughout the process by legal counsel to the Independent Directors.

The material factors and conclusions that formed the basis for the Board’s determination to approve the New Sub-Advisory Agreement include those discussed below. In addition to the information provided to them in anticipation of and at the August 2019 Board meeting, the Directors considered the in-person presentation of T. Rowe Price related to the Portfolio at a meeting of the Investment Oversight Committee of the Board held on August 29, 2019, and T. Rowe Price’s responses to the Directors’ questions during the presentation session at the Investment Oversight Committee meeting.

The process that culminated with the Directors determining to engage T. Rowe Price as the replacement investment sub-adviser for the Portfolio had been initiated by the Board of Directors several months earlier. At its February 28, 2019 meeting, the Directors instructed Mason Street Advisors to identify potential replacement candidates to serve as sub-adviser to the Portfolio. At its June 5, 2019 meeting the Board was presented with a list of qualifying sub-advisory firms for the Growth Stock Portfolio mandate, along with a detailed review of comparative information regarding each of the candidates. Based upon a review of the list of qualified sub-advisers, the Directors narrowed down the list of candidates to three sub-advisory candidate firms for the Growth Stock Portfolio mandate.

The three final candidates for the Portfolio mandate were reviewed and considered at the Board’s August 29, 2019 meeting. The Directors received an in-person presentation at the August 2019 Board meeting provided by representatives from each of the three candidate firms. Extensive background information and assessment data were used to evaluate, compare and contrast the three candidates. The information compiled for purposes of facilitating the Board’s review of the candidates was a combination of assessment data and evaluative reports developed by Mason Street Advisors as well as data provided by the candidates, which was formatted in a manner to permit the Board to effectively conduct its due diligence review of the information and engage in a thorough comparative analysis. Among other factors, the Board considered details of each candidate’s investment performance and risk/return metrics over various time periods, peer group ratings and rankings, representative holdings, key points of differentiation and competitive advantages, portfolio characteristics, mandate assets under management, investment personnel, process and strategies, proposed sub-advisory fees and breakpoints, the impact on Mason Street Advisors’ profitability, and other operational and enterprise factors. The Directors considered information provided regarding each candidate’s investment philosophy and portfolio construction process.

Also considered by the Directors were the results of due diligence compliance reviews that had been prepared on the three final sub-advisory candidates. The due diligence reviews were based on the candidates’ responses to informational requests, as well as interviews with compliance and/or legal staff representatives of each candidate. Such reviews included information about each candidate’s compliance program, compliance policies and procedures, brokerage practices and use of soft dollars, trading policies and procedures, codes of ethics and proxy voting procedures. Given that T. Rowe Price currently serves as a sub-adviser to the Series Fund’s Small Cap Value, Equity Income and Short-Term Bond Portfolios, and the firm’s compliance program is subject to periodic review and oversight, the compliance assessment of T. Rowe Price was based in part on previous compliance reviews and reports and the experiences with the firm and its compliance function. The Series Fund’s Chief Compliance Officer received compliance-related due diligence materials from T. Rowe Price similar to those materials provided by the other sub-advisory candidates, and such materials were reviewed and reported on by the Series Fund’s Chief Compliance Officer to the Directors at the August 2019 Board meeting. The Directors also had available for consideration each candidate’s responses to the compliance sections of the informational requests, and the candidates’ responses to informational requests related to proxy voting, brokerage and risk management practices.

The Board’s review of the candidates involved assessment of multiple factors which included, without limitation, the following:

Nature, Extent and Quality of Services. The Directors evaluated the nature, scope, extent and quality of services that would be provided to the Portfolio by the three sub-advisory candidates. The Directors considered the information developed from the extensive process utilized to identify qualified sub-advisers for the Portfolio, as well as the analysis and assessment provided by Mason Street Advisors with respect to the sub-advisory candidates. The Directors viewed favorably the depth of experience of the T. Rowe Price

Large Cap Growth Equity team in managing accounts, including accounts for other mutual funds, using investment strategies similar to those employed for the Portfolio. The Directors’ consideration included information about T. Rowe Price’s organization and ownership structure, and the tenure, experience and performance of the firm’s investment management team, including particularly the qualifications and experience of the investment personnel who would be providing services to the Portfolio.

The Directors considered Mason Street Advisors’ positive assessment of T. Rowe Price, based upon the robustness and continuity of the firm’s investment processes, their effective use of investment team analysts, and the significant experience of the lead portfolio manager. The Directors also considered Mason Street Advisors’ expression of confidence in the current working relationship with T. Rowe Price related to the Series Fund portfolios for which they function as a sub-adviser, as well as their favorable view of the firm’s utilization of supporting research and resources, and their practices related to succession planning. The Directors reviewed the firm’s approach to succession planning, concluding that it was thoughtful and thorough. The Directors were positively impressed with the strength of the in-person presentation by T. Rowe Price. The Directors commented favorably on the depth of resources in place at the firm, including particularly the investment analyst group. The Directors noted that T. Rowe Price was a recognized asset manager with a positive reputation with both the Northwestern Mutual field force and variable product clients. The Directors considered potential advantages that T. Rowe Price may have as a sub-adviser based upon its size, noting that the growth stock mandate was the firm’s largest mandate based upon assets under management, and this would suggest that the mandate will continue to be able to secure strong investment talent.

The Directors considered the different investment approaches utilized by each of the candidates for the Portfolio mandate, and the positive and negative considerations of each. The Directors also took into consideration the suitability of each candidate’s respective investment mandate with respect to Northwestern Mutual’s variable products. Finally, the Directors took into consideration T. Rowe Price’s general reputation and the strength of the investment-related resources available to be committed in managing the Portfolio. Based on their review of these factors and other factors deemed relevant, the Board concluded that they were satisfied with the nature, extent and quality of the services to be provided by T. Rowe Price with respect to the Portfolio, and the resources to be committed by T. Rowe Price in providing such services.

Investment Performance. In order to evaluate investment performance, the Directors reviewed the performance record of the three final sub-advisory candidates for a composite of managed accounts, including mutual fund accounts, with investment objectives, investment policies and strategies substantially similar to the Portfolio (the “composites”). The Directors considered the performance returns of these composites for both short- and long-term periods. The Directors also reviewed performance analytics reports for each of the candidates which compared multiple metrics, including information ratio, Sharpe ratio, Sortino ratio, up/down market capture ratio, standard deviation and tracking error for each of the mandates that were considered. The Directors also evaluated the relative performance of the candidates’ composites versus the appropriate index, and considered Morningstar peer group rankings and ratings for each of the candidates’ mandates. The Directors also took into consideration information presented regarding the composition of accounts managed by the candidates in a mandate similar to the Portfolio, including sector weightings, number of holdings, portfolio turnover, and top ten holdings percentages, as well as attribution information presented regarding the drivers of performance of such accounts.

Based on these and other factors deemed relevant, the Board concluded that they were satisfied with the experience and capabilities of T. Rowe Price, the personnel to be associated with the management of the Portfolio, and the firm’s investment performance record across accounts managed in a mandate similar to the Portfolio.

Management Fees and Other Expenses. In evaluating the management fees paid by the Portfolio, the Directors considered the contractual fees (and applicable breakpoints) paid by the Portfolio under the Advisory Agreement between Mason Street Advisors and the Series Fund with respect to the Portfolio. The Directors considered the sub-advisory fees (and applicable breakpoints) proposed by the three sub-advisory candidates for services to be provided to the Portfolio. In connection with their review of proposed sub-advisory fees, the Directors also considered the proposed allocation between Mason Street Advisors and each sub-advisory candidate of the Portfolio’s investment advisory fee (i.e., the amount of the advisory fee retained by Mason Street Advisors relative to that would be paid to a sub-advisory candidate as a management fee). In evaluating proposed sub-advisory fees relative to the Portfolio, the Directors considered information relating to amounts the sub-advisory candidates charged under other advisory contracts involving a similar investment mandate. The Directors considered the existing structure, size, and total operating expenses of the Portfolio. They also considered the advisory fee waiver arrangement that was in place for the Portfolio.

The Directors determined that the fees proposed by T. Rowe Price were favorable and were the product of an arm’s-length negotiation between Mason Street Advisors and the firm. Based on their review of the management fees and other expenses, comparative fee data and other factors deemed relevant by the Directors, the Board concluded that the management fees, the sub-advisory fees proposed by T. Rowe Price, and the total operating expenses of the Portfolio were reasonable in relation to the nature, scope and quality of the services to be provided by T. Rowe Price.

Costs and Profitability. The Directors considered Mason Street Advisors’ pricing methodology for its services as investment adviser for the products of which the Portfolio is an investment option. Mason Street Advisors provided comparative information regarding the proposed sub-advisory fees of the candidates, projections regarding Mason Street Advisors’ advisory fee spread, and profitability analysis scenarios for the Portfolio based upon the sub-advisory fees proposed by the candidates.    The Directors considered the financial condition of Mason Street Advisors and Mason Street Advisors’ costs and profitability related to the Portfolio in light of the sub-advisory fees negotiated with T. Rowe Price.

Based on their review of the sub-advisory fees proposed by T. Rowe Price and the profitability analysis for the Portfolio reflecting the incorporation of such sub-advisory fees, the Board concluded that they were satisfied that Mason Street Advisors’ resulting level of profitability related to services provided to the Portfolio was appropriate and not excessive.

Economies of Scale. The Directors considered whether the Portfolio’s expense structure permitted economies of scale to be shared with investors in the Portfolio. They also took into consideration the total assets and expense ratios of the Portfolio. The Directors considered the breakpoints contained in the management fee schedules applicable to the Portfolio, as well as the breakpoints contained in the sub-advisory fee schedule for the Portfolio proposed by T. Rowe Price, and the extent to which a Portfolio may benefit from economies of scale through those breakpoints. The Directors also considered the fee waiver agreement in place for the Portfolio. Based on this information, the Board concluded that the fee structure for the Portfolio reflected appropriate economies of scale between the Portfolio and Mason Street Advisors.

Other Information. The Directors were presented with other information intended to assist them in their consideration of the approval of the New Sub-Advisory Agreement, including information regarding any regulatory inquiries, examinations or actions to which T. Rowe Price or its affiliates may have been a party, and issues arising out of those regulatory events. The Directors also received information regarding internal policy and investment decision making authority and practices in place for T. Rowe Price as well as portfolio manager compensation practices as they may apply to the portfolio managers proposed to provide services to the Portfolio.

Conclusions of the Directors. Based on a consideration of all information deemed relevant in its totality, the Board, including the Independent Directors, and assisted by the advice of legal counsel independent of Mason Street Advisors, in the exercise of its business judgment concluded that it was in the best interest of the Growth Stock Portfolio to approve hiring T. Rowe Price as sub-adviser for the Growth Stock Portfolio and entering into the New Sub-Advisory Agreement between Mason Street Advisors and T. Rowe Price.

Description of the New Sub-Advisory Agreement

Under the terms of the New Sub-Advisory Agreement, T. Rowe Price shall, subject to the supervision and oversight of the Board and the Adviser, supervise, manage and direct the investment of the Portfolio’s assets in accordance with the Portfolio’s investment objective, policies and restrictions as stated in the Series Fund’s prospectus and statement of additional information, and with such further guidelines as the Adviser may communicate from time to time, conduct a continual program of evaluation, investment, sale and reinvestment of the Portfolio’s assets by determining the securities and other investments that will be purchased and sold, when transactions will be executed, and what portion of the Portfolio’s assets will be invested or remain uninvested. T. Rowe Price will also perform certain other administrative and compliance related functions in connection with the management of the Portfolio, including the maintenance of records relating to its services and the provision of periodic reports to the Adviser and the Board. The terms of the New Sub-Advisory Agreement, other than the rate of compensation paid by the Advisor to T. Rowe Price, is substantially similar to the sub-advisory agreement that was in effect between the Adviser and the prior sub-adviser to the Portfolio.

The New Sub-Advisory Agreement provides for T. Rowe Price to be compensated based on the average daily net assets of the Portfolio at the following rates: 0.50% on the first $50 million in assets, 0.40% on the next $50 million in assets, with the fee rate reset at 0.40% on all assets once Portfolio assets reach $100 million, with such rate applicable until assets reach $250 million; thereafter the fee rate is 0.375% on assets between $250 million and $500 million and 0.35% on the next $500 million in assets. The fee rate is reset to 0.30% on all assets once Portfolio assets reach $1 billion, and this rate applies to all Portfolio assets over $1 billion. T. Rowe Price will provide Mason Street Advisors with a transitional fee credit to eliminate any discontinuity between the tiered fee schedule and the flat fee schedule when assets approach or fall below a fee reset breakpoint. A fee discount may apply to annual fees paid by the Portfolio based upon aggregate assets managed by T. Rowe Price for the Series Fund.

Under the New Sub-Advisory Agreement, T. Rowe Price is compensated from the fees that the Adviser receives from the Portfolios. T. Rowe Price generally will pay all expenses it incurs in connection with its activities under the New Sub-Advisory Agreement. There will be no increase in the advisory fees paid by the Portfolio to the Adviser as a consequence of the appointment of T. Rowe Price as sub-adviser to the Portfolio and the implementation of the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement was approved for an initial term of two years. Thereafter, a continuance will require the annual approval of the Board, including the Independent Directors. The New Sub-Advisory Agreement may be terminated at any time, without payment of penalty by (i) the vote of a majority of the Board or the vote of the majority of the outstanding voting securities of the Portfolio; (ii) the Adviser, upon 60 days’ prior written notice; or (iii) T. Rowe Price, upon not less than 90 days’ written notice to the Portfolio and the Adviser. The New Sub-Advisory Agreement provides for automatic termination in the event of an assignment, except as otherwise provided by applicable law or the Exemptive Order, or upon the termination of the Advisory Agreement.

The New Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligation and duties thereunder, T. Rowe Price will not be liable for any act or omission in connection with its activities as sub-adviser to the Portfolio.

MANAGEMENT

Mason Street Advisors

The investment adviser for the Portfolio is Mason Street Advisors, LLC, a wholly-owned subsidiary of Northwestern Mutual. Mason Street Advisors’ address is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Northwestern Mutual shares the same address. In addition to the Series Fund, Mason Street Advisors provides advisory and related services to Northwestern Mutual and certain of its affiliates, including The Northwestern Mutual Foundation. As of September 30, 2019, Mason Street Advisors had over $28.2 billion in assets under management.

Pursuant to the Advisory Agreement, subject to the supervision of the Board, Mason Street Advisors manages the investment and reinvestment of the assets of the Series Fund’s portfolios and determines the composition of the assets of the portfolios, including the purchase, retention or sales of the securities and cash contained in the portfolios. In so doing, the Adviser may hire one or more sub-advisers to carry out the investment program of the Series Fund. The Adviser also administers the Series Fund’s corporate affairs. The Advisory Agreement provides that Mason Street Advisors will provide or procure certain services for the Series Fund and permits Mason Street Advisors to delegate some or all administrative contractual obligations to others, including affiliates. Pursuant to the Advisory Agreement, the Adviser has agreed to assume: (i) expenses incurred by it in connection with managing the investment advisory and administrative operations of the Series Fund (such as office space, facilities and equipment); (ii) fees and expenses of the personnel of the Adviser and the Series Fund (except compensation, fees and expenses of the Independent Directors and the compensation, benefits and expenses of the Series Fund’s Chief Compliance Officer and his or her compliance staff that relate to fund compliance functions); (iii) fees of the sub-advisers appointed by the Adviser; and (iv) expenses the Adviser otherwise agrees to assume pursuant to the advisory fee waiver agreement with the Series Fund discussed below.

For services to the Portfolio, the Portfolio pays the Adviser a fee based on the average daily net assets at the following rates: 0.60% on the first $50 million of assets, 0.50% on the next $50 million of assets, and 0.40% on assets over $100 million. The Adviser has entered into a written agreement to waive a portion of its management fee related to the Portfolio such that the fee is 0.60% on the Portfolio’s first $50 million of average net assets, 0.50% on the next $50 million of assets, 0.40% on the next $400 million of assets, 0.38% on the next $500 million of assets, and 0.36% on average net assets over $1 billion. The advisory fee waiver agreement described above may be terminated by the Adviser at any time after April 30, 2020. After giving effect to the advisory fee waiver agreement, the Adviser received advisory fees of $4,052,884 from the Portfolio for the fiscal year ended December 31, 2018.

The Advisory Agreement provides that the Adviser will not be liable for any act or omission or any loss suffered by the Portfolio in connection with the matters to which the Advisory Agreement relates, except for a loss resulting from the Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties under the Advisory Agreement. The Advisory Agreement will continue in effect only so long as such continuance is specifically approved at least annually in conformity with the Investment Company Act of 1940, as amended. The Advisory Agreement may be terminated at any time without payment of penalty by: (i) a vote of the Board or by the vote of a majority of the voting securities of any portfolio, upon 60 days’ written notice to the Adviser; or (ii) the Adviser, upon 90 days’ written notice to the Series Fund. The Advisory Agreement will terminate automatically upon its assignment.

The Advisory Agreement was last approved by the Board, including a majority of the Independent Directors, on February 28, 2019. The beneficial shareholders of the Series Fund last approved the Advisory Agreement on April 17, 2012.

The following chart lists the names and principal occupations of the directors and principal executive officers of Mason Street Advisors. The address for each, as it relates to that person’s position with Mason Street Advisors, is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Name	Position with Adviser	Principal Occupation
Ronald P. Joelson	Director and Chairman of the Board	Executive Vice President, Chief Investment Officer of Northwestern Mutual
Chris M. Bauer	Director	Retired
Kate M. Fleming	Director and President	President of Mason Street Advisors and President of Northwestern Mutual Series Fund, Inc.
Michael J. Conmey	Secretary	Assistant General Counsel of Northwestern Mutual
Randy M. Pavlick	Chief Compliance Officer	Chief Compliance Officer of Mason Street Advisors and Northwestern Mutual Series Fund, Inc.

Certain officers of the Series Fund serve in the capacity of director, officer and/or employee of the Adviser. The following chart lists these individuals and their positions with the Series Fund and the Adviser. The address of each officer of the Series Fund listed is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Name	Position with Series Fund	Position with Adviser
Kate M. Fleming	President	Director and President
Daniel J. Meehan	Vice President – Investments	Vice President
Lesli H. McLinden	Secretary	Assistant Secretary
Michael J. Conmey	Assistant Secretary	Secretary
Randy M. Pavlick	Chief Compliance Officer	Chief Compliance Officer

T. Rowe Price Associates, Inc.

T. Rowe Price Associates, Inc. (“T. Rowe Price”), 100 East Pratt Street, Baltimore, Maryland 21202, serves as sub-advisor to the Portfolios under the New Sub-Advisory Agreement. T. Rowe Price is a wholly-owned subsidiary of T. Rowe Price Group, Inc., a publicly-traded financial services holding company. As of September 30, 2019, T. Rowe Price’s assets under management were approximately $1.12 trillion.

The following chart lists the names and principal occupations of the directors and principal executive officers of T. Rowe Price. The address for each, as it relates to that person’s position with T. Rowe Price, is 100 East Pratt Street, Baltimore, Maryland 21202.

Name	Position with Sub-Adviser	Principal Occupation
John R. Gilner	Chief Compliance Officer, Vice President	Chief Compliance Officer, Vice President
David Oestreicher	Director, Vice President, Secretary	Director, Vice President, Secretary
Robert W. Sharps	Director, Vice President	Director, Vice President
William J. Stromberg	Director, Chairman of the Board, Chief Executive Officer, President	Director, Chairman of the Board, Chief Executive Officer, President

T. Rowe Price provides investment advisory services to the funds listed below, which have investment objectives and strategies similar to that of the Portfolios. While the investment objectives and strategies of the funds listed below may be similar to those of the particular Portfolio with which it is compared, the nature of services provided by T. Rowe Price may be different.

Comparable Fund for Growth Stock Portfolio	Sub-Advisory Fee[1]	Assets Managed as of September 30, 2019 (in millions) *
T. Rowe Price Blue Chip Growth Fund	.30% on assets up to $15 billion and 0.255% on assets above $15 billion (individual fee) .29% (group fee) .56% management fee[2]	$63,503,781,921
T. Rowe Price Blue Chip Growth Portfolio	.85% management fee[3]	$1,592,811,096
MML Blue Chip Growth Fund	.50 bp First $50,000,000 .40 bp Next $50,000,000 Reset to .40 bp @ $100,000,000 .375 bp Above $250,000,000 .35 bp Above $500,000,000 Reset to .30 bp @ $1,000,000,000	$409,681,362
MASSMUTUAL Select Blue Chip Growth Fund	.50 bp First $50,000,000 .40 bp Next $50,000,000 Reset to .40 bp @ $100,000,000 .375 bp Above $250,000,000 .35 bp Above $500,000,000 Reset to .30 bp @ $1,000,000,000	$1,743,346,814
VALIC Company I - Blue Chip Growth Fund	.40 bp First $250,000,000 .375 bp Next $250,000,000 .35 bp Above $500,000,000	$797,840,789
John Hancock Variable Insurance Trust-Blue Chip Growth Trust	.50 bp First $50,000,000 .40 bp Next $50,000,000 Reset to .40 bp @ $100,000,000	$2,049,336,901

*Net asset figures for subadvised portfolios are based on internal T. Rowe Price market value records.

1 T. Rowe Price has voluntarily agreed to waive a portion of its sub-advisory fee for certain registered investment companies where it serves as subadviser. Such voluntary fee reduction is based on the combined asset level of the subadvised portfolios, and ranges between 0 – 17.5% of the total sub-advisory fees paid. In certain cases, assets are aggregated with the client’s other similarly managed portfolios for purposes of determining breakpoints. With respect to subadvised client fee schedules that include reset breakpoints, such sub-advised clients are eligible for transitional fee credits to be applied as assets approach or fall below such reset breakpoints.

2 The fees indicated are advisory fees and not sub-advisory fees for the Fund. The total reflects only the Fund’s investment management fees and does not include shareholder service, custodial, accounting, legal and audit fees; costs of preparing prospectuses and shareholder reports, registration fees and expenses, proxy and annual meeting expenses or director/trustee fees and expenses. T. Rowe Price is paid a management fee consisting of two elements. The group fee, which is designed to reflect the benefits of shared resources of the T. Rowe Price investment management complex, is calculated daily based on the combined net assets of all T. Rowe Price funds. Each fund also pays a flat individual fund fee based on its net assets.

3 The fees indicated are advisory fees and not sub-advisory fees for the Fund. The total reflects only the Fund’s investment management fees and does not include shareholder service, custodial, accounting, legal and audit fees; costs of preparing prospectuses and shareholder reports, registration fees and expenses, proxy and annual meeting expenses or director/trustee fees and expenses.

Comparable Fund for Growth Stock Portfolio	Sub-Advisory Fee[1]	Assets Managed as of September 30, 2019 (in millions) *
	.375 bp Above $250,000,000 .35 bp Above $500,000,000 Reset to .30 bp @ $1,000,000,000
TD U.S. Blue Chip Equity Fund	.50 bp First $50,000,000 .40 bp Next $50,000,000 Reset to .40 bp @ $100,000,000 .375 bp Above $250,000,000 .35 bp Above $500,000,000 Reset to .30 bp @ $1,000,000,000	$3,775,630,057
John Hancock Funds II - Blue Chip Growth Fund	.50 bp First $50,000,000 .40 bp Next $50,000,000 Reset to .40 bp @ $100,000,000 .375 bp Above $250,000,000 .35 bp Above $500,000,000 Reset to .30 bp @ $1,000,000,000	$3,898,526,507

*Net asset figures for subadvised portfolios are based on internal T. Rowe Price market value records.

1 T. Rowe Price has voluntarily agreed to waive a portion of its sub-advisory fee for certain registered investment companies where it serves as subadviser. Such voluntary fee reduction is based on the combined asset level of the subadvised portfolios, and ranges between 0 – 17.5% of the total sub-advisory fees paid. In certain cases, assets are aggregated with the client’s other similarly managed portfolios for purposes of determining breakpoints. With respect to subadvised client fee schedules that include reset breakpoints, such sub-advised clients are eligible for transitional fee credits to be applied as assets approach or fall below such reset breakpoints.

SHARES OUTSTANDING AND OWNERSHIP OF SHARES

All of the outstanding shares of the Portfolio are owned by Northwestern Mutual. Northwestern Mutual holds title to these shares for its separate investment accounts (either directly or indirectly through one or more underlying Series Fund portfolios operating as an affiliated fund of funds) used for funding variable annuity contracts and variable life insurance policies.

The following table shows the allocation of shares of the Growth Stock Portfolio among the separate investment accounts and the underlying Series Fund portfolios as of September 30, 2019.

NML Variable Annuity Account A	5,661,722	shares	1.60%
NML Variable Annuity Account B	107,507,927	shares	30.90%
NML Variable Annuity Account C	275,131	shares	0.10%
Northwestern Mutual Variable Life Account	174,571,010	shares	50.30%
Northwestern Mutual Variable Life Account II	4,192,218	shares	1.20%
Balanced Portfolio	47,843,432	shares	13.80%
Asset Allocation Portfolio	7,392,454	shares	2.10%

Total	347,443,894	shares	100%

The amount beneficially owned by the Directors and officers as a group is less than 1% of the Portfolio.

AFFILIATED BROKERAGE TRANSACTIONS

The Portfolio did not make any payments to an affiliated broker for the fiscal year ended December 31, 2018.

DISTRIBUTION

The Series Fund has no principal underwriter or distributor. The Series Fund sells its shares directly to Northwestern Mutual’s insurance company separate accounts to fund variable annuity and variable life insurance products issued by Northwestern Mutual.

OTHER INFORMATION

Annual and Semi-Annual Reports

Free copies of the Series Fund’s current annual and semi-annual reports may be obtained by writing to Northwestern Mutual, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or calling the following toll-free telephone number: 1-888-455-2232.

Shareholder Proposals

The Series Fund is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Series Fund must be received by the Series Fund within a reasonable time before the Series Fund’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting. The Series Fund will not incur expenses in connection with this Information Statement. Mason Street Advisors and/or an affiliate will pay the expenses, including the printing, distribution, legal fees and out-of-pocket expenses.

Householding

Only one copy of the Notice may be delivered to multiple contract owners who have an allocation to the Portfolio sharing the same address, unless Northwestern Mutual has received contrary instructions. Additional copies of the Notice may be requested by contacting Northwestern Mutual at 1-888-455-2232 or 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Contract owners sharing an address with an allocation to the Portfolio who received a single copy of the Notice and who wish to receive separate copies of future notices, or contract owners sharing an address that received separate copies of the Notice and who wish to receive a single copy of future notices, can make the request by contacting Northwestern Mutual at the same address and telephone number.

Northwestern Mutual Series Fund, Inc.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Growth Stock Portfolio

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

This Notice presents only an overview of the more complete Information Statement that is available to you on the internet relating to the Growth Stock Portfolio (the “Portfolio”) of Northwestern Mutual Series Fund, Inc. (the “Series Fund”). The Series Fund is not soliciting proxy or consent authority, but is furnishing the Information Statement pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. We encourage you to access and review all of the important information contained in the Information Statement.

As the owner of a variable annuity contract or variable life insurance policy with assets invested in the Portfolio as of November 15, 2019 (record date), the Information Statement is available for you to view. The Information Statement details the recent hiring of a new sub-adviser for the Portfolio. Specifically, the Board of Directors of the Series Fund (the “Board”) determined to replace Mellon Investments Corporation as the sub-adviser for the Portfolio and approved the selection of T. Rowe Price Associates, Inc. to serve as the sub-adviser to the Portfolio. This change became effective on November 14, 2019. Mason Street Advisors, LLC (“Mason Street Advisors”), the Series Fund’s investment adviser, will continue to serve as the investment adviser for the Portfolios.

Mason Street Advisors and the Series Fund have received an exemptive order from the U.S. Securities and Exchange Commission that allows Mason Street Advisors to hire, terminate or replace sub-advisers to the Portfolios without shareholder approval, subject to certain conditions and Board approval (the “Manager of Managers Order”). The Manager of Managers Order requires that an Information Statement be provided to you.

By sending you this Notice, Mason Street Advisors and the Series Fund are making the Information Statement available to you online in lieu of mailing you a copy. The full Information Statement will be available on the following website until May 1, 2020: www.nmseriesfund.com. You can access, view and print the Information Statement by clicking on the direct link to the Information Statement that appears at the bottom of the webpage under the heading “Additional Documents.” A paper or e-mail copy of the Information Statement may be obtained, without charge, by calling 1-888-455-2232.

If you want to receive a paper or e-mail copy of the Information Statement, you must request a copy by following the instructions above.

There is no charge to you for requesting a copy.